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                                                                    EXHIBIT 99.1

TERADYNE ANNOUNCES FOURTH QUARTER RESULTS


     BOSTON--(BUSINESS WIRE)--Jan. 15, 2002--Teradyne, Inc. (NYSE: TER) reported sales of $220.2 million for the fourth quarter of 2001, and a net loss of $75.6 million, or $0.42 per share, excluding special charges. Including special charges, the net loss was $112.6 million ($0.63 per share). Gross bookings for the quarter were $212 million, and net bookings after cancellations totaled $127 million.

     Teradyne Chairman George Chamillard stated that while Teradyne's fourth quarter results were in line with earlier guidance, 2001 was sobering, and that the challenges faced by Teradyne are likely to continue. He noted that "in view of the mixed messages we are receiving from the market place, we don't see an imminent upturn." Chamillard stated that in the face of this situation, Teradyne anticipates that revenue for the first quarter of 2002 will be between $200 million and $250 million and losses will be in the range of $0.40 to $0.50 per share, excluding special charges.

     "Our focus in recent months", said Chamillard, "has been on cost control, cash management and positioning our businesses for the upturn. We will continue to focus on those areas. We will also continue to lower our time to market and our costs to produce the new products that we believe our customers will demand."

     Teradyne will be conducting its conference call tomorrow, January 16, 2002, at 8:00 a.m. EST. The call will be webcast at Teradyne's web site.

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             TERADYNE, INC. REPORT FOR FOURTH FISCAL QUARTER OF 2001

                   CONDENSED CONSOLIDATED OPERATING STATEMENTS
                    (In thousands, except per share amounts)

                              Quarter Ended:               Year Ended:
                         12/31/01     12/31/00(1)    12/31/01(1)    12/31/00(1)
Net Sales             $   220,214    $   821,652    $ 1,440,581    $ 3,043,946

 Cost of Sales(2)         257,141        452,369      1,182,397      1,607,374
 Engineering and
  Development              67,965         92,223        288,570        348,024
 Selling and
  Administrative(3)        79,801        100,888        322,459        377,783
 Other and Interest        (3,098)       (12,452)       (26,692)       (28,883)
  Net Expenses            401,809        633,028      1,766,734      2,304,298

Income (Loss)
 Before Cumulative
 Effect of Change
 in Accounting
 Principles and
 Taxes                   (181,595)       188,624       (326,153)       739,648

Income (Loss)
 Before Cumulative
 Effect of Change
 in Accounting
 Principle               (112,589)       132,037       (202,215)       517,754

Cumulative effect
 on prior years
 of the
 application of
 SAB 101 "Revenue
 Recognition in
 Financial
 Statements," net
 of taxes                      --             --             --        (64,138)

Net (Loss) Income     $  (112,589)   $   132,037    $  (202,215)   $   453,616

Earnings per common
 share - diluted:

Income (Loss)
 Before Cumulative
 Effect of change
 in accounting
 principle per
 common share
 - diluted            $     (0.63)   $      0.74    $     (1.15)   $      2.86

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
Cumulative effect
 on prior years of
 the application
 of SAB 101
 "Revenue
 Recognition in
 Financial
 Statements", per
 common share
 - diluted            $        --    $        --    $        --    $     (0.35)

Net (Loss) Income
 per Common Share
 - Diluted            $     (0.63)   $      0.74    $     (1.15)   $      2.51

Shares used in
 calculation of
 Net (Loss) Income
 per Common Share
 - Diluted                179,294        179,538        175,828        181,011

Net Orders            $   127,472    $   651,621    $   808,181    $ 3,320,948


(1) - Certain costs in 2001 and 2000 have been reclassified from Cost of Sales into Engineering and Development and Selling and Administrative. These reclassified costs consist of new product development costs incurred in manufacturing engineering and applications engineering costs supporting sales. The impact of the reclassifications are detailed below.


                             Quarter Ended:  Nine Months Ended:    Year Ended:
Increase / (Decrease)           12/31/00           9/30/01           12/31/00
Cost of Sales                   $(17,341)         $(43,629)         $(62,325)
Engineering and
 Development                    $ 12,928          $ 31,221          $ 47,104
Selling and
 Administrative                 $  4,413          $ 12,408          $ 15,221

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(2) - Included in Cost of Sales in the fourth quarter ended December 31, 2001 is a provision of $50.4 million pretax, or $0.18 per share, related to excess semiconductor test inventory of $40.3 million, certain impaired manufacturing equipment and vacated space under operating leases of $7.8 million at Connection Systems, and obsolete inventory due to duplicate product lines as a result of the GenRad acquisition of $2.3 million related to Assembly Test.

(3) - Included in Selling and Administrative in the fourth quarter ended December 31, 2001 is a provision of $9.3 million pretax, or $0.03 per share, for workforce reduction costs of $7.6 million and vacated space under operating leases of $1.7 million at Assembly Test.


CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

                                                    12/31/01          12/31/00
Assets
      Cash, Cash Equivalents
       and Marketable Securities                 $  367,687         $  302,575
      Accounts Receivable                           169,630            420,040
      Inventories                                   406,989            512,563
      Deferred Tax Assets                           141,013             93,958
      Other Current Assets                          121,703             48,698
                                                  1,207,022          1,377,834
      Net Property, Plant and Equipment             835,566            733,786
      Long-term Marketable Securities               218,544            161,848
      Long-term Deferred Tax Assets                   4,313                 --
      Goodwill                                      192,433             56,765
      Other Assets                                   84,513             25,635
                                                 $2,542,391         $2,355,868

Liabilities
      Current Liabilities                        $  326,325         $  619,288
      Long-term Deferred Tax Liabilities                 --             21,257
      Long-term Liabilities                         451,682              8,352

Shareholders' Equity                              1,764,384          1,706,971
                                                 $2,542,391         $2,355,868

ABOUT TERADYNE

     Teradyne (NYSE: TER) is the world's largest supplier of automatic test equipment and is also a leading supplier of high performance interconnection systems. Teradyne's test products are used by manufacturers of semiconductors, circuit assemblies, voice and broadband telephone networks. Teradyne's backplane assemblies and high-density connectors are used by manufacturers of communications and computing systems central to building networking infrastructure. The company had sales of $1.4 billion in 2001 and currently employs about 8000 people worldwide. For more information visit Teradyne's web site.

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SAFE HARBOR STATEMENT

     Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our revenue and profit expectations and future business strategies and market opportunities, as well as statements regarding the possible future direction of the U.S. economy. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations. In particular, our business is dependent on the current and anticipated market demand for electronics, which has been impacted by the economic slowdown that began in the latter portions of 2000. The uncertainty regarding the future growth rate of worldwide economies has caused many companies to reduce capital investment and may cause further reduction of such investments in the future. These reductions have been particularly severe in the electronics and semiconductor industry which Teradyne serves and have contributed to Teradyne incurring losses in recent periods and may contribute to further losses. In addition, the markets which Teradyne serves have historically been quite cyclical and may continue to be so. Further, our backlog has and may continue to be adversely affected as customers determine whether to defer or cancel orders which previously had been accepted. All of these factors could result in further decreased revenues. Our business is also affected by our ability to develop and ship new and sometimes more complex products to address changing customer needs, by new offerings by competitors and by intense competition throughout the world in each of our operating segments from competitors having substantial resources available for the engineering, manufacturing, marketing and distribution of their products. The current economic decline and the resulting oversupply could increase the possibility of intensified price competition in certain markets and result in the need to lower our prices, which could result in decreased revenues. In addition, our acquisition of GenRad, Inc. during 2001 and any future acquisitions or divestitures could affect our ability to manage and maintain our business. Further, as a result of our issuance of $400 million aggregate principal amount of convertible senior notes in October 2001, together with the approximately $45 million mortgage financing which we completed in December 2001, we have substantially increased our debt service obligations and ratio of debt to total capitalization. If our cash flow should be insufficient to meet these obligations, we might have to reduce or curtail certain activities of our business. Finally, our ongoing expense control measures may not have the intended effect on our future financial results. These measures could have long-term negative effects on our business by reducing our pool of technical talent, decreasing improvements in our products and making it more difficult for us to respond to large customer orders if the economy does not recover. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made, and Teradyne undertakes no obligation to update the information contained in this release. For further information regarding risks and uncertainties associated with Teradyne's business, please refer to Teradyne's filings with the Securities and Exchange Commission, including, but not limited to, Teradyne's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements should be considered in light of all these factors.